Exhibit 99.1
BMP Sunstone Signs Letter of Intent to Acquire
Shengda Pharmaceutical Co.
Proposed Acquisition to Strengthen Existing Therapeutic Focus through
Extending the Good Baby Product Line
PLYMOUTH MEETING, PA., July 18, 2008 — BMP Sunstone Corporation (Nasdaq: BJGP; “BMP Sunstone”; the “Company”) today announced that its wholly-owned subsidiary, Sunstone (Tangshan) Pharmaceutical Co., Ltd. (“Sunstone”) has signed a non-binding letter of intent to acquire 75 percent of Zhangjiakou Shengda Pharmaceutical Co., Ltd (“Shengda”), Zhangjiakou Pharmaceutical Group for up to RMB 30.0 million (approximately $4.4 million). Terms of the acquisition are not yet finalized, as completion is subject to a number of conditions including finalization of due diligence and definitive documentation. The Company intends to use the cash available at Sunstone to fund the acquisition and expects to complete the acquisition by the end of the fourth quarter of 2008. The letter of intent also includes a six month exclusivity clause.
Shengda is a leading manufacturer of pediatric pharmaceuticals, specializing in antibiotic research and development and has approximately 75 product licenses approved by the SFDA in China.
Mr. Zhiqiang Han, President and Chief Operating Officer of BMP Sunstone, stated, “We look forward to the partnership with Shengda. While we are not interested in entering the low-end generic antibiotics market, the Shengda products we intend to acquire specifically target the oral pediatrics market. They fit nicely under our GoodBaby brand and also complement our pediatrics franchise in both the OTC and Rx markets. Utilizing our existing sales coverage and nationally-recognized brand, we intend to realize synergies immediately by increasing sales volume and improving sales margins.”
Han continued, “Shengda’s main products are amoxicillin tablets, capsules and clavulanate potassium compound preparation. These products include some of the most widely prescribed and effective pediatric medicines with dosages and flavors specifically formulated for children’s use. We look forward to combining Sunstone’s platform in pediatric pharmaceuticals, Shengda’s product portfolio and R&D expertise with BMP Sunstone’s distribution network into a national-leading platform in pediatrics.”
About BMP Sunstone Corporation
BMP Sunstone Corporation is a specialty pharmaceutical company that is building a proprietary portfolio of branded pharmaceutical and healthcare products in China and is pursuing partnerships with other companies seeking to enter the Chinese pharmaceutical market. It is the only U.S. public company to offer industry partners a comprehensive suite of market-entry services in China that includes pre-market entry analysis, clinical trial management, product registration, market research, as well as pharmaceutical marketing and distribution. The Company provides distribution services for a wide range of products, including Western medicines, traditional Chinese medicines, bio-chemical medicines, medical applications, branded generic pharmaceuticals, over-the-counter healthcare products, and home healthcare supplies and equipments. BMP Sunstone’s proprietary portfolio primarily focuses on women’s health and pediatrics. The Company is headquartered in Plymouth Meeting, Pennsylvania.
Safe Harbor Statement
This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts, including but not limited to statements about the completion, terms, benefits and synergies of the proposed acquisition of 75% of Shengda. These statements are subject to uncertainties and risks including, but not limited to, negotiating definitive terms and definitive agreements regarding the proposed acquisition, satisfying the conditions in such definitive agreements, regulatory review, general financial, economic, and political conditions affecting the biotechnology and pharmaceutical industries and the Chinese pharmaceutical market and other risks contained in reports filed by the Company with the Securities and Exchange Commission. In addition, the Company disclaims any obligation to update any forward- looking statements to reflect events or circumstances after the date hereof.
CONTACT
BMP Sunstone Corporation
Fred M. Powell
Chief Financial Officer
610-940-1675
Integrated Corporate Relations, Inc.
Ashley Ammon MacFarlane and Christine Duan
203-682-8200 (Investor Relations)

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